Exhibit 99
HILL-ROM REPORTS THIRD QUARTER REVENUE GROWTH OF 11.7 PERCENT TO $366.8 MILLION AND EARNINGS PER FULLY DILUTED SHARE FROM CONTINUING OPERATIONS OF $0.34, AN INCREASE OF 89 PERCENT FROM THE PRIOR YEAR
•	Balanced revenue growth of 9.3 percent (constant currency)

•	Execution of strategic imperatives yielding anticipated results

•	Management updates annual financial guidance based on year to date performance and operational momentum
BATESVILLE, Ind., August 6, 2008 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), announced unaudited financial results for its fiscal third quarter ended June 30, 2008—the first quarter of operations following the separation of its former Batesville Casket unit. Results included revenue of $366.8 million, a $38.3 million or 11.7 percent increase from $328.5 million in the prior year comparable period. On a constant currency basis, revenue increased 9.3 percent. Consolidated net income from continuing operations was $21.5 million, or $0.34 per fully diluted share—an increase of 89 percent. Net income includes $0.12 per fully diluted share of discrete tax items resolved in the quarter.
On March 31, 2008, Hill-Rom completed the spin-off of the funeral services business operating under the Batesville Casket name. Accordingly, the results of operations of the funeral services business, including certain separation costs and other income and expenses assigned to the funeral services business, have been presented as discontinued operations for all periods presented in the Condensed Consolidated Statements of Income.
Management Comments
Peter H. Soderberg, president and CEO of Hill-Rom, commented, “Our performance this quarter was gratifying because it continues the trend of strong revenue growth we’ve seen over the last several quarters. Our investments in research and development, enhanced sales channels, and manufacturing efficiency are continuing to bear fruit across the care continuum and around the world. Demand for our products remains robust as we strengthen our clinical and economic value proposition for customers. All of our reporting segments showed both capital sales and rental revenue growth.”
“Our North America Acute Care segment revenue performance was again led by over 20 percent growth of our proprietary therapy rental products. Our International and Surgical segment revenue once again showed strong growth of 19.0 percent on a constant currency basis, reflecting market share gains — particularly in Europe. Finally, our North America Post-Acute Care segment saw double-digit growth in both capital sales and rental revenue,” Soderberg continued.
Regarding the hospital capital spending environment, Soderberg commented, “Demand for our products during the third quarter remained firm and we saw no indications of softening trends in quotation, order, and sales metrics that would require our response.”
Soderberg continued, “Like most manufacturing enterprises, Hill-Rom was subject to unexpectedly strong commodity price inflation impacting input and distribution costs during the quarter. We have intensified our efforts to reduce product and operational costs through manufacturing, sourcing, and expense management initiatives. Among the actions underway is a streamlining of the organization, which if approved by the Board, would result in a fourth quarter special charge. Despite inflationary trends, we remain committed to the earnings expansion goals we have discussed over the past two years.”
“In light of our year-to-date performance, we are updating financial guidance from our May call to reflect increased sales and gross profit expectations. Operating income remains consistent with prior guidance—in spite of the impact of inflation—while adjusted earnings per share guidance increases primarily to reflect the benefits from discrete tax items realized to date,” Soderberg concluded.

Other third quarter revenue highlights regarding Hill-Rom business segments:
— North America Acute Care. Hill-Rom North America Acute Care revenue increased $11.7 million, or 5.6 percent, to $219.9 million. Capital sales increased 3.5 percent, or $5.3 million, due in part to strong customer reaction to our new TotalCare Connect™ ICU patient support platform, whose shipments began in March. High single-digit growth in beds and surfaces was offset by competitive pressure on our architectural and healthcare information technology products.
North America rental revenue increased by $6.4 million, or 11.6 percent, during the quarter. Therapy rental products in acute care grew in excess of 20 percent, due to sharply higher volumes from 2007 product launches in bariatric and wound care products, and the impact of strategic adjustments made to our sales channel implemented over the last fiscal year. Moveable medical equipment rentals continued to reflect year-over-year declines.
— International and Surgical. Hill-Rom International and Surgical capital and rental revenue increased $21.3 million, or 27.9 percent, to $97.6 million, principally driven by strong performance in Europe, Asia, and the Middle East. Capital sales increased $17.8 million, or 27.6 percent. Rental revenue was also higher by $3.5 million, or 29.6 percent. Our surgical unit, Allen Medical, recorded continued mid-teens growth driven primarily by the acceptance of new products.
— North America Post-Acute Care. Hill-Rom North America Post-Acute Care revenue increased $4.9 million, or 10.7 percent, to $50.6 million. Capital sales revenue increased by $1.1 million, or 11.3 percent, primarily due to increased sales channel focus and improved support surface, frame and furniture sales. Rental revenue increased $3.8 million, or 10.4 percent, primarily related to increased activity associated with our home care rentals and respiratory care. These gains were offset somewhat by weakness in extended care, where we made a leadership change during the quarter.
Other Third Quarter Financial and Operational Highlights
Gross Profit and Operating Expenses:
•	Hill-Rom gross profit grew $15.1 million, or 10.4 percent. Rental gross profit grew by 16.8 percent and associated gross margin improved 160 basis points. Capital gross profit grew by 6.8 percent, but associated gross margin declined 150 basis points. Consolidated gross margin declined 50 basis points to 43.8 percent, primarily due to strong international sales, which generally carry a lower margin, continued weakness in international margins due in part to unfavorable product mix, and the effects of worldwide inflation.

•	Other operating expense growth moderated significantly and was lower than sales growth. Operating expenses grew 9.9 percent or $12.4 million. Much of the expense growth was expected and attributable to our strategic initiatives related to sales channel and marketing expansion (up 13.7 percent), and our investments in research and development (up 16.4 percent).
Other:
•	Cash flow from operations was $23.0 million for the third quarter, down $37.2 million from the prior year comparable period. Cash flow was significantly reduced by cash payments related to separation costs of $17.3 million, paid during the third quarter along with declines in international payables, both of which were expected. Year to date cash flow from operations was $227.2 million, up $30.4 million, or 15.4 percent from the prior year.

•	Income tax expense in the third quarter includes discrete period tax benefits of $7.8 million, or $0.12 per fully diluted share, pertaining to various tax matters resolved during the quarter. The prior year period included an immaterial amount of similar tax benefits.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, summary balance sheet information, and segment sales summaries.
For a more complete review of Hill-Rom’s third quarter results, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which will be filed later this week.

Financial Guidance Summary For 2008
Upon completion of the third quarter, management has determined that full year guidance will be adjusted as follows: Hill-Rom consolidated revenue guidance range for fiscal 2008 will increase to $1.495 — $1.515 billion from $1.464 — $1.486 billion; earnings per fully diluted share from continuing operations will increase to $1.20 — $1.30 from $1.05 — $1.18. Adjusted earnings per fully diluted share from continuing operations will increase to $1.33 — $1.43 from $1.18 — $1.32. Financial guidance in tabular format is included as an attachment.
Hill-Rom Holdings, Inc. provides earnings per share guidance on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. This measure excludes future strategic developments, special charges, the impact of significant litigation, and additional discrete tax items. Such items may be highly variable, difficult to predict, and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Additional assumptions and discussion will be provided during the Company’s conference call to be held later tomorrow morning. Information to access the webcast is provided below.
Conference Call Replay and Webcast
The company will sponsor a conference call and webcast for the investing public at 8 a.m. EDT, 7 a.m. CDT, on Thursday, August 7, 2008. During the event, management will discuss the results for the fiscal third quarter ended June 30, 2008, along with expectations for the remainder of fiscal 2008. The webcast is available at http://www.hill-rom.com or http://ir.hill-rom.com/eventdetail.cfm?eventid=57542 and will be archived on the company’s Web site through August 6, 2009 for those who are unable to listen to the live webcast. A replay of the call is also available through August 14, 2008 at 888-203-1112 (719-457-0820 International). Code 2714692 is needed to access the replay.
ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced strategic initiatives and restructuring and realignment activities to achieve expected growth, future restructuring or realignment activities, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the recent spin-off of the funeral service business, failure to realize the anticipated benefits of the spin-off, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2007, its Current Report on Form 8-K filed with the SEC on March 17, 2008, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which will be filed later this week. The Company assumes no obligation to update or revise any forward-looking statements.

Hill-Rom Holdings, Inc.
Condensed Financial Information
Unaudited
(Dollars in millions except per share data)

Condensed Statement of Earnings	3Q08	2Q08	1Q08	4Q07	3Q07

Net revenues
Capital sales	$249.9	$255.3	$229.5	$276.6	$225.4
Rental revenues	116.9	119.9	111.9	95.4	103.1

Total revenues	366.8	375.2	341.4	372.0	328.5
Cost of revenues
Cost of goods sold	150.5	150.3	136.5	162.0	132.3
Rental expenses	55.7	57.6	52.9	50.6	50.7

Total cost of revenues	206.2	207.9	189.4	212.6	183.0
Gross profit
Capital sales	99.4	105.0	93.0	114.6	93.1
Rental revenues	61.2	62.3	59.0	44.8	52.4

Total gross profit	160.6	167.3	152.0	159.4	145.5
As a percentage of sales	43.8%	44.6%	44.5%	42.8%	44.3%

Operating expense	137.3	146.9	126.3	125.7	124.9
As a percentage of sales	37.4%	39.2%	37.0%	33.8%	38.0%

Litigation and special (charges)/credits, net	—	—	(2.3)	1.6	—

Operating profit	23.3	20.4	23.4	35.3	20.6

Other income/(expense)	(1.3)	(3.5)	(2.8)	(2.2)	(3.1)

Income tax expense (1)	0.5	7.5	8.2	8.7	6.2

Income from continuing operations	$21.5	$9.4	$12.4	$24.4	$11.3

Diluted earnings per share:
Earnings per share from continuing operations	$0.34	$0.15	$0.20	$0.39	$0.18

Average common shares outstanding — diluted (thousands)	62,655	62,566	62,403	62,393	62,241

Dividends per common share	$0.1025	$0.2850	$0.2850	$0.2850	$0.2850

Consolidated Cash Flows from Operations (2)
Cash flow from operations	$23.0	$84.1	$120.1	$88.4	$60.2
Less: capital expenditures	(20.6)	(30.7)	(26.0)	(34.6)	(28.4)

Consolidated free cash flow	$2.4	$53.4	$94.1	$53.8	$31.8

Cash and cash equivalents	$131.2	$145.9	$125.5	$81.5	$77.7
Investment securities (3)	$46.2	$48.6	$164.3	$112.8	$68.4

Capital Expenditures	$20.6	$28.7	$23.7	$27.2	$23.4
Depreciation & Amortization	$25.5	$25.5	$24.4	$21.5	$22.8

(1)	Income tax expense for the three-month period ended June 30, 2008 includes discrete period tax benefits of $7.8 million, or $0.12 per fully diluted share, principally associated with the release of valuation allowances and the recognition of certain previously unrecognized tax benefits associated with recently completed tax audits. Discrete period tax adjustments have also been recognized in prior quarterly periods, but in much less significant amounts.

(2)	Consolidated cash flow amounts are “as reported” and thus include cash flows from the funeral services business through March 31, 2008.

(3)	As of June 30, 2008, investment securities were classified as long term assets on the balance sheet.

Consolidated Results — Highlights
Revenues from Continuing Operations

($ In Millions)	Q3 2008	Y/Y Foreign	Q3 2008	Q3 2007	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change

Acute Care	$219.9	$(0.9)	$219.0	$208.2	5.2%
Post Acute Care	50.6	—	50.6	45.7	10.7%
International and Surgical	97.6	(6.8)	90.8	76.3	19.0%
Total Eliminations	(1.3)	—	(1.3)	(1.7)	n/m

Total	$366.8	$(7.7)	$359.1	$328.5	9.3%

($ In Millions)	YTD 2008	Y/Y Foreign	YTD 2008	YTD 2007	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change

Acute Care	$662.1	$(4.6)	$657.5	$632.5	4.0%
Post Acute Care	146.7	—	146.7	134.1	9.4%
International and Surgical	278.1	(20.8)	257.3	221.0	16.4%
Total Eliminations	(3.5)	—	(3.5)	(3.1)	n/m

Total	$1,083.4	$(25.4)	$1,058.0	$984.5	7.5%

Non-GAAP Financial Disclosures and Reconciliations
While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Third Quarter	Income from Continuing Operations - 2008			Income from Continuing Operations - 2007
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income from continuing operations — GAAP	$22.0	0.5	$0.34	$17.5	$6.2	$0.18
Adjustments:
Special/Litigation charges	—	—	—	—	—	—
Separation costs	—	—	—	0.3	0.1	—

Income from continuing operations - Adjusted	$22.0	$0.5	$0.34	$17.8	$6.3	$0.18

Year-to-Date	Income from Continuing Operations - 2008			Income from Continuing Operations - 2007
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income from continuing operations — GAAP	$59.5	$16.2	$0.69	$73.1	$27.1	$0.74
Adjustments:
Antitrust litigation	—	—	—	1.2	0.4	0.01
Special charges	2.3	0.9	0.02	0.2	0.3	—
Stock modification charge	5.8	2.1	0.06	—	—	—
Loss on extinguishment of debt	3.2	1.2	0.03	—	—	—
Separation costs	1.6	0.4	0.02	0.3	0.1	—

Income from continuing operations - Adjusted	$72.4	$20.8	$0.82	$74.8	$27.9	$0.76

Note: Certain per share amounts may not accurately add due to rounding.
Note: Earnings in the above presentation of adjusted income from continuing operations have not been adjusted to remove the effects of discrete period tax adjustments recognized in any of the periods presented. Discrete period tax adjustments are routinely recognized throughout any given year under a variety of circumstances and are highly subjective in nature. For the three- and nine-month periods ended June 30, 2008, we recognized discrete tax benefits of $7.8 million ($0.12 per share) and $6.7 million ($0.11 per share), respectively, principally associated with the release of valuation allowances on foreign tax credit carryforwards and the recognition of certain previously unrecognized tax benefits associated with the recently completed tax audits. Discrete adjustments in the prior year comparable periods were much less significant.

Selected Summary Balance Sheet Schedule

	6/30/2008	3/31/2008
Assets
Current Assets
Cash and cash equivalents	$131.2	$145.9
Trade accounts receivable, net of allowances	356.2	362.1
Inventories	113.7	113.3
Other current assets	53.4	112.3

Total current assets	654.5	733.6

Equipment leased to others, net	190.2	192.8
Property, net	125.6	126.0
Other assets	629.2	584.5

Total Assets	$1,599.5	$1,636.9

Liabilities
Current Liabilities
Trade accounts payable	$89.8	$122.8
Other current liabilities	202.9	203.2

Total current liabilities	292.7	326.0

Long-term debt	100.6	126.6
Other long-term liabilities	128.6	131.4

Total Liabilities	521.9	584.0

Shareholders’ Equity	1,077.6	1,052.9

Total Liabilities and Shareholders’ Equity	$1,599.5	$1,636.9

Financial Guidance for Fiscal Year 2008

		2008 Range
($ in millions, except EPS)	2007	Low	High

Net Revenues
Capital sales	$941	$1,040	$1,051
Rental revenues	416	455	464

Total revenues	1,357	1,495	1,515
vs prior year actual	+5.3%	+10.2%	+11.7%
Capital sales gross margin %	41.9%	40.5%	41.5%
Rental revenues gross margin %	50.2%	52.0%	53.0%
Total gross margin %	44.4%	44.0%	45.0%

Operating Expenses (1)	482	531	545

Operating Income (1)	121	127	137

Tax Rate (2)	33.7%	29.9%	29.9%

Income from Continuing Ops (1)	$70	$83	$89

Earnings per share	$1.13	$1.20	$1.30
Earnings per share — Adjusted (1)	$1.13	$1.33	$1.43

(1)	2008 guidance excludes from the applicable line items special charges recognized in Q1 2008, as well as one time charges incurred in Q2 2008 for equity award modification, debt extinguishment, and other costs related to the spin-off of the funeral services business. See Non-GAAP Financial Disclosures and Reconciliations presented earlier.

(2)	Tax rate includes discrete period tax benefits recognized for fiscal year 2007 and for nine-month period ended June 30, 2008. 2008 tax rate does not reflect any future discrete period tax items which may be recognized in the fourth quarter.